Exhibit 8.1

ELLENOFF GROSSMAN & SCHOLE LLP

November 30, 2009

United Refining Energy Corp.

823 Eleventh Avenue

New York, New York 10017

Re:	United Refining Energy Corp. (the “Company”)

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to the transaction (the “Transaction”) by and among the Company, Chaparral Subsidiary, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Chaparral Energy, Inc. (“Chaparral”) pursuant to which Chaparral will merge with and into Merger Sub, with Chaparral subsequently merging into the Company.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Reorganization, dated as of October 9, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization (as amended, the “Merger Agreement”), by and among the Company, Merger Sub and Chaparral, and the Registration Statement and amendments to such Registration Statement filed by the Company on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the “Registration Statement”) and the proxy statement/prospectus included therein (the “Prospectus”). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders” therein, we hereby confirm that, except as noted below, the opinions of Ellenoff Grossman & Schole LLP with respect to United States federal income tax matters are those opinions attributed to Ellenoff Grossman & Schole LLP expressed in the Registration Statement under the captions “Summary—Tax Considerations” and “Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders.”

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Summary—Tax Considerations” and “Material Federal Income Tax Consequences of the Transaction to the Company’s Securityholders” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP